Exhibit (a)(1)

VOXWARE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS WITH
AN EXERCISE PRICE PER SHARE OF $2.25 OR HIGHER FOR NEW OPTIONS

JANUARY 20, 2010

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., EASTERN TIME, ON FEBRUARY 25, 2010,
UNLESS THE OFFER IS EXTENDED.

Voxware, Inc. (“Voxware,” “we” or “us”) is making this offer (the “Offer”) to eligible employees of Voxware and Voxware’s subsidiaries to exchange stock options (the “Eligible Options”) to purchase shares of our common stock which are outstanding under the Voxware, Inc. 2003 Stock Incentive Plan, as amended and restated (the “2003 Plan”), with exercise prices per share equal to or greater than $2.25 for nonqualified stock options to purchase fewer shares granted under the 2003 Plan upon the terms and conditions more fully described below (“Replacement Options”).

Each active employee of Voxware, as well as those of Voxware’s subsidiaries, including our executive officers and non-employee members of our Board of Directors, but excluding those who have resigned or given or received a written notification of their termination at any time before the expiration date of the Offer, holding an Eligible Option are eligible to participate in the Offer (each, an “Eligible Optionee”). None of our consultants or advisors is eligible to participate in the Offer. Options that have been transferred to a former spouse, a family member or to a trust established for family members are not eligible for exchange in the Offer.

Each Eligible Optionee will receive, in exchange for each Eligible Option canceled in the Offer, a Replacement Option to purchase that number of shares of our common stock determined by dividing the number of shares of common stock underlying the canceled Eligible Option by 1.15 and rounding down to the next whole share (each, a “Replacement Option”).

Accordingly, a Replacement Option will cover fewer shares of our common stock and have a different exercise price than the Eligible Option it replaces. All Replacement Options will be granted on the first business day following the expiration of the Offer (the “Replacement Grant Date”), will have an exercise price equal to the fair market value of our common stock on the Replacement Grant Date, and will have a new seven-year term, as measured from the Replacement Grant Date.

The Replacement Options will vest in accordance with the vesting schedule currently in place for the Eligible Option it replaces. Consequently, Replacement Options granted in exchange for Eligible Options that are fully vested and exercisable on the expiration date of the Offer will be fully vested and exercisable for all of the underlying shares on the Replacement Grant Date, and Replacement Options granted in exchange for Eligible Options that are not fully vested and exercisable on the expiration date of the Offer will vest in accordance with the Eligible Option’s original vesting schedule.

Eligible Optionees are not required to surrender their Eligible Options for exchange, and participation in the Offer is entirely voluntary. If an Eligible Optionee decides to tender an Eligible Option for exchange in the Offer, then the Eligible Option must be tendered for all of the shares of common stock underlying that Eligible Option (i.e., no partial exchange of shares for an Eligible Option will be permitted). However, if an Eligible Optionee holds multiple Eligible Options, the Eligible Optionee is not required to tender all of his or her Eligible Options for exchange in the Offer to participate in the Offer.

All Eligible Options that are tendered for exchange will be canceled on the date on which the Offer expires, and the Replacement Options will be granted on the first business day thereafter. Subject to satisfaction of the conditions to the Offer, we currently anticipate the Offer to expire on February 25, 2010, unless we decide to extend the Offer. If an Eligible Option is not tendered for exchange in the Offer, such Eligible Option will remain outstanding in accordance with its terms currently in effect.

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As of January 19, 2010, stock options to purchase approximately 1,112,242 shares of our common stock were issued and outstanding under the 2003 Plan, including Eligible Options to purchase up to 822,591 shares of our common stock. We are making the Offer subject to the terms and conditions set forth in this Offer, including the conditions described in Section 7 of this document. Eligible Optionees are not required to participate in the Offer. The Offer is not conditioned upon a minimum number of Eligible Options being tendered.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether Eligible Optionees should tender or refrain from tendering Eligible Options for exchange. Your participation in the Offer is entirely voluntary, and each Eligible Optionee must make his or her own decision whether to participate in the Offer and exchange his or her Eligible Options, taking into account his or her own personal circumstances and preferences.

The number of shares subject to the Replacement Options that we issue to an Eligible Optionee will be fewer than the number of shares such individual can acquire under his or her Eligible Options. In a number of circumstances, which may be difficult to predict, the value of the Replacement Options may be no more (and may even be less) than the value of the Eligible Options an Eligible Optionee tenders. For example, if the market price of our common stock when we grant the Replacement Options is higher than the exercise prices of the Eligible Options, the exercise price of the Replacement Options will be higher than the exercise prices currently in effect for the Eligible Options. It is also possible that our stock price may rise above the exercise price of an Eligible Option during the term of that Eligible Option. By tendering the Eligible Option, Eligible Optionees give up the opportunity to exercise it.

The market price of our common stock has declined substantially over the past year and has been subject to high volatility. Eligible Optionees should therefore consider that after we issue the Replacement Options, our common stock may trade at prices below the exercise price of the Replacement Options. In that case, the Replacement Options may be “out of the money.”

Shares of our common stock are quoted on the Nasdaq Capital Market under the symbol “VOXW.” On January 19, 2010, the closing sale price of our common stock on the Nasdaq Capital Market was $1.74 per share.

We recommend that Eligible Optionees obtain current market quotations for our common stock before deciding whether to participate in the Offer and tender for exchange any Eligible Options. At the same time, the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be when we grant the Replacement Options or at any time in the future. Eligible Optionees should carefully consider these risks and uncertainties and the other information in the Offer and the related Letter of Transmittal before deciding whether to tender any Eligible Options.

Our Annual Report on Form 10-K for our fiscal year ended June 30, 2009 contains additional information which may affect an Eligible Optionee’s decision whether or not to participate in the Offer, and such information is incorporated herein by reference.

For additional information or assistance, you can contact William Levering at (609) 570-6850 or send your questions via email to wlevering@voxware.com.

We have not authorized anyone to give any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation or gives an Eligible Optionee any information that is different from the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO and the Letter of Transmittal, the Eligible Optionee must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether an Eligible Optionee should tender or refrain from tendering his or her Eligible Options for exchange pursuant to the Offer. If anyone makes any such recommendation, the Eligible Optionee must not rely upon that recommendation as having been authorized by us. An Eligible Optionee should rely only on the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal or in other materials to which he or she has been referred by us.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

ii

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for exchange, you must timely complete and sign the Letter of Transmittal in accordance with the applicable instructions for that form and submit that document and any other required documents to us by facsimile, overnight courier or email using the following contact information:

By facsimile:	Facsimile number (609) 514-4103.

By overnight courier:	Voxware, Inc.
300 American Metro Boulevard, Suite 155
Hamilton, New Jersey 08619
Attn: Monika Laszkowski

By email:	mlaszkowski@voxware.com.

The key dates to remember in connection with the Offer are:

The commencement date of the Offer is January 20, 2010.

The Offer will expire at 11:59 p.m., Eastern Time on February 25, 2010, unless we extend the Offer.

The Replacement Options will be granted on February 26, 2010, unless we extend the Offer.

We are not making this Offer to, nor will we accept any tender of Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of Eligible Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer in any such jurisdiction.

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SCHEDULE I	SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF VOXWARE, INC.

SCHEDULE II	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF VOXWARE, INC.

SCHEDULE III	BENEFICIAL OWNERSHIP OF VOXWARE, INC. SECURITIES AS OF OCTOBER 27, 2009

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to carefully read the remainder of this document and the accompanying Letter of Transmittal. The information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the accompanying Letter of Transmittal. We have included page references to the relevant sections of the document where you can find a more complete description of the topics in this summary term sheet.

1. WHAT IS THE OFFER?

The Offer is a voluntary opportunity for our eligible employees and non-employee members of our Board of Directors to elect to exchange certain of their outstanding stock options for new stock options. For purposes of the Offer, you should be familiar with the following terms:

“Compensation Committee” means the Compensation Committee of our Board of Directors.

“Eligible Optionee” is each person holding an Eligible Option who is an active employee of Voxware or any of Voxware’s subsidiaries, including our executive officers and non-employee members of our Board of Directors, but excluding those employees or non-employee members of our Board of Directors who have resigned or given or received a written notification of their termination at any time before the Expiration Date. None of our consultants or advisors is eligible to participate in the Offer.

“Eligible Option” is an option that (i) was granted under the 2003 Plan, (ii) has an exercise price per share equal to or greater than $2.25, (iii) is held by an Eligible Optionee and (iv) is outstanding on the Expiration Date.

“Expiration Date” means February 25, 2010, the date on which the Offer expires, unless the Offer is extended.

“Letter of Transmittal” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options that he or she has elected to tender for exchange pursuant to the terms of the Offer.

“Replacement Grant Date” means the date on which the Replacement Options will be granted, which will be the first business day following the Expiration Date.

“Replacement Option” is the new stock option to purchase shares of our common stock which will be granted in exchange for a canceled Eligible Option. Each Replacement Option will be granted under the 2003 Plan on the Replacement Grant Date and will have an exercise price per share equal to the fair market value of the underlying shares on the Replacement Grant Date. The Replacement Options will vest in accordance with the vesting schedule currently in place for the Eligible Option it replaces. Consequently, Replacement Options granted in exchange for Eligible Options that are fully vested and exercisable on the expiration date of the Offer will be fully vested and exercisable for all of the underlying shares on the Replacement Grant Date, and Replacement Options granted in exchange for Eligible Options that are not fully vested and exercisable on the expiration date of the Offer will vest in accordance with the Eligible Option’s original vesting schedule.

“2003 Plan” is the Voxware, Inc. 2003 Stock Incentive Plan, as amended and restated.

2. WHY IS VOXWARE MAKING THE OFFER?

Many of our outstanding stock options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these stock options may not effectively retain and motivate our and our subsidiaries’ employees and directors and are unlikely to be exercised in the near future. By making the Offer to exchange Eligible Options for Replacement Options, we intend to create better incentives for our and our subsidiaries’ employees and directors to remain with us and work on creating stockholder value. A stock option with an exercise price above the market value of the underlying stock does not have any real value to our and our subsidiaries’ employees and directors unless the price of our common stock increases. Pursuant to the Offer, we intend to provide our and our subsidiaries’ employees and directors with the benefit of holding Replacement Options that over time may have a greater potential to increase in value, and thereby create better incentives for our and our subsidiaries’ employees and directors to remain with us and our subsidiaries and contribute to the attainment of our business and financial objectives. (Page 11)

3. WHAT SECURITIES IS VOXWARE OFFERING TO EXCHANGE?

An outstanding stock option to purchase shares of Voxware common stock will be eligible for exchange pursuant to the Offer if that stock option meets all of the following conditions: (i) the stock option was granted under the 2003 Plan, (ii) the stock option has an exercise price per share equal to or greater than $2.25, (iii) the stock option is held by an Eligible Optionee, and (iv) the stock option is outstanding on the Expiration Date. Stock options that have been transferred to a former spouse, a family member or to a trust established for family members are not eligible for exchange in the Offer. (Page 9)

Your individualized Letter of Transmittal provided to you on the commencement date of the Offer contains a list of your Eligible Options, including information relating to the total number of shares currently outstanding under each Eligible Option, the number of shares for which the Eligible Option is vested and unvested as of the commencement date of the Offer, grant date and current exercise price. (Page 11)

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

You are an Eligible Optionee, and are, therefore, eligible to participate in the Offer if you are an active employee of Voxware or one of Voxware’s subsidiaries and have not resigned or given or received a written notification of your termination at any time before the Expiration Date. Our executive officers and non-employee members of our Board of Directors are also eligible to participate in the Offer and are considered “Eligible Optionees.” None of our consultants or advisors is eligible to participate in the Offer.

If you are currently on a personal leave of absence of no more than ninety (90) days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are also eligible to participate in the Offer, even if you do not return to active status before the Expiration Date. You are not eligible to participate in the Offer if you are on a leave of absence, but you do not fall into any of these categories (for example, if you are on a personal leave of absence of more than ninety (90) days). You are also ineligible to participate in the Offer if you resign or give notice of intention to cease employment or service with Voxware or a subsidiary of Voxware or if you receive a notice of termination of your employment for any reason. (Page 9)

For purposes of the Offer, you will be treated as having received a “notice of termination” if, at any time before the Expiration Date, you (i) have received a written notice that Voxware or a subsidiary of Voxware intends to take the necessary steps to end your employment relationship or (ii) in accordance with local laws, have received an offer, have filed or have agreed to file a petition in labor courts or have entered into an agreement, in each case to end your employment relationship with Voxware or one of its subsidiaries.

5. MUST I REMAIN AN EMPLOYEE OR DIRECTOR OF VOXWARE OR A SUBSIDIARY OF VOXWARE TO RECEIVE REPLACEMENT OPTIONS?

Yes. To receive Replacement Options in exchange for your tendered Eligible Options, you must remain an employee of Voxware or a subsidiary of Voxware, or a non-employee member of our Board of Directors, continuously through the date we accept and cancel your tendered Eligible Options. As discussed below, we intend to accept tendered Eligible Options for exchange and cancellation on the Expiration Date.

If you do not remain an employee of Voxware or a subsidiary of Voxware, or a non-employee member of our Board of Directors, continuously from the date you tender your Eligible Options for exchange through the date we accept your tendered Eligible Options for exchange and cancel them, you will not receive any Replacement Options, we will return your tendered Eligible Options to you, and you will have the limited period of time specified in the applicable stock option agreement during which to exercise those stock options following your termination of employment or service. This rule applies regardless of the reason your employment or service terminates, whether as a result of voluntary resignation or involuntary termination, including termination by reason of a reduction in force, death or disability. (Page 9)

6. WHAT HAPPENS IF MY EMPLOYMENT OR SERVICE TERMINATES ON OR AFTER THE EXPIRATION DATE BUT BEFORE THE DATE ON WHICH THE REPLACEMENT OPTIONS ARE GRANTED?

If your employment or service with Voxware or a subsidiary of Voxware terminates on or after the Expiration Date, but prior to the date on which the Replacement Options are granted, none of your tendered Eligible Options will be exchanged, and you will not be entitled to any Replacement Options. Your tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender. (Page 9)

7. WHAT HAPPENS IF, AFTER I RECEIVE THE REPLACEMENT OPTIONS, I LEAVE VOXWARE OR A SUBSIDIARY OF VOXWARE OR AM TERMINATED AS AN EMPLOYEE OR DIRECTOR?

If you tender your Eligible Options and your employment or service terminates after the date we cancel the tendered options and issue the Replacement Options, you will generally have a period of ninety (90) days (one year in the event of your death or disability) in which to exercise the Replacement Options for any shares in which you are vested on your termination date. However, the Replacement Option will in no event remain exercisable after the end of the seven-year option term (as measured from the Replacement Grant Date), and the Replacement Options will terminate immediately in the event your employment or service is terminated for cause (as such term is defined in the applicable stock option agreement).

This Offer does not change the nature of your employment with us or our subsidiaries, and does not create any obligation on us or our subsidiaries to continue your employment for any period. Employees are generally considered to be “at will” employees. The employment of individuals who are “at will” employees may be terminated by us or by our subsidiaries or by the employee at any time, including prior to the grant date or vesting dates of the Replacement Options, for any reason, with or without cause.

8. AM I REQUIRED TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

If you hold more than one Eligible Option, then you may elect to tender one or more of those Eligible Options and retain the balance. If you wish to tender a particular Eligible Option in the Offer, you must tender all of the shares underlying that Eligible Option for exchange. (Page 9)

Your participation in the Offer is entirely voluntary; you are not required to participate.

9. MAY I EXCHANGE STOCK OPTIONS THAT I HAVE ALREADY EXERCISED?

No. The Offer only pertains to Eligible Options, and does not apply in any way to shares purchased, whether upon the exercise of stock options or otherwise, whether or not you have vested in those shares. Accordingly, if you have exercised a stock option in its entirety, that stock option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that stock option is outstanding and may be tendered for exchange pursuant to the Offer if it is an Eligible Option. Eligible Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (Page 9)

10. WHAT IF I DECIDE NOT TO PARTICIPATE IN THE OFFER?

This is a voluntary program and you must personally decide whether or not to exchange your Eligible Options. If you do nothing in response to this Offer, your Eligible Options will not be exchanged and will remain unchanged by the Offer and will continue to be subject to the current number of shares, exercise price and other terms and conditions thereof. (Page 11)

11. HOW MANY SHARES WILL BE SUBJECT TO EACH REPLACEMENT OPTION I RECEIVE IF I PARTICIPATE IN THE OFFER?

The number of shares underlying a Replacement Option granted in exchange for an Eligible Option will be determined by dividing the number of shares of common stock underlying the canceled Eligible Option by 1.15 and rounding down to the next whole share.

Each Replacement Option will be subject to the terms and conditions of the 2003 Plan and the stock option agreement evidencing such award. (Page 16)

12. HOW AND WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

The Replacement Options will be issued on the Replacement Grant Date, which we expect to be February 26, 2010, unless we extend the Offer. Each of your Replacement Options will be evidenced by a stock option agreement between Voxware and you which will be sent to you shortly after we grant the Replacement Option. (Pages 9-10).

13. WHEN WILL MY REPLACEMENT OPTIONS VEST?

Each Replacement Option will vest in accordance with the vesting schedule currently in place for the Eligible Option it replaces. Consequently, Replacement Options granted in exchange for Eligible Options that are fully vested and exercisable on the Expiration Date of the Offer will be fully vested and exercisable for all of the underlying shares on the Replacement Grant Date, and Replacement Options granted in exchange for Eligible Options that are not fully vested and exercisable on the Expiration Date of the Offer will vest in accordance with the Eligible Option’s original vesting schedule. For example, an Eligible Optionee exchanges an Eligible Option to purchase 1,000 shares of common stock. On the Expiration Date, the Eligible Option is vested and exercisable with respect to 750 of the underlying shares, and the remaining 250 shares are scheduled to vest in four successive equal quarterly installments, provided the individual remains in our continued service through each such vesting date. In exchange for the cancellation of the Eligible Option, the Eligible Optionee will receive a Replacement Option which is vested and exercisable with respect to 75% of the underlying shares. The Replacement Option will vest and become exercisable with respect to the balance of the shares in four successive equal quarterly installments upon the Eligible Optionee’s continuation in service through each such vesting date. (Pages 16-17)

14. HOW DOES MY LEAVE OF ABSENCE AFFECT MY PARTICIPATION IN THE OFFER?

If you are currently an Eligible Optionee on a leave of absence, you may participate in the Offer. If you are on leave when the Replacement Options are granted, you will still be granted your Replacement Options on the Replacement Grant Date, but vesting of your Replacement Options will be in accordance with our employment and leave of absence policies in effect from time to time. If you take a leave of absence at a later time before your Replacement Options are fully vested, the vesting of your Replacement Options will be in accordance with our employment and leave of absence policies in effect at the applicable time.

Our employment and leave of absence policies may vary as required by law. (Page 9)

15. WHAT HAPPENS IF VOXWARE UNDERGOES A REORGANIZATION EVENT?

The consequence and effect on the Offer and Replacement Options received in the Offer of a reorganization event of Voxware will differ depending on the timing and form of the transaction.

If we undergo a reorganization event before the expiration of the Offer, you may withdraw your tendered Eligible Options and you will have all the rights afforded to you to acquire our common stock under the existing agreements evidencing these stock options.

Under the terms of the 2003 Plan, in the event we should undergo a reorganization event (as such term is defined in the 2003 Plan), outstanding options will be assumed by the acquiring or successor corporation (or an affiliate thereof) or replaced with comparable awards to acquire shares of such corporation. However, if the acquiring or successor corporation (or affiliate thereof) does not assume or replace the outstanding options, the options will accelerate in full as of a specified time prior to the reorganization event and terminate upon consummation of such reorganization event. Any shares issued with respect to such accelerated options will be subject to the same vesting restrictions applicable to the options prior to such acceleration. In the event that our stockholders are to receive cash for their shares of common stock in accordance with the reorganization event, individuals holding options may receive, in exchange for each option, a cash payment equal to the amount (if any) by which the acquisition price multiplied by the number of shares of common stock underlying the option exceeds the aggregate exercise price. (Page 18)

16. WHAT ARE THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 7 “Conditions of the Offer,” beginning on page 13 of this document. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for exchange.

17. WHAT ARE THE TAX CONSEQUENCES IF I PARTICIPATE IN THE OFFER?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time the Replacement Options are granted. However, you will recognize taxable income upon exercise of a Replacement Option. This income will be reported on your year-end Form W-2 or Form 1099, and we will withhold all applicable federal, state and local income and employment taxes.

If you are subject to the tax laws of other jurisdictions outside of the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

Tax consequences may vary depending on each individual participant’s circumstances. All option holders should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. (Page 22)

18. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer expires on February 25, 2010, at 11:59 p.m., Eastern Time, unless it is extended by us.

Although we do not currently intend to do so, we may, in our discretion extend the Offer at any time. If we decide to extend the Offer, we will notify all Eligible Optionees via press release, email or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next United States business day following the previously scheduled expiration date or the date on which we change the Offer, as applicable. (Page 22)

19. HOW AND WHEN DO I TENDER MY OPTIONS?

If you wish to tender one or more of your Eligible Options for exchange, you must timely complete and sign the Letter of Transmittal in accordance with the applicable instructions for that form and submit that document and any other required documents to us by facsimile, overnight courier or email using the following contact information on or before 11:59 p.m. Eastern Time on the Expiration Date:

By facsimile:	Facsimile number (609) 514-4103.

By overnight courier:	Voxware, Inc.
300 American Metro Boulevard, Suite 155
Hamilton, New Jersey 08619
Attn: Monika Laszkowski

By email:	mlaszkowski@voxware.com.

If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your Eligible Options for exchange and you will not be granted any Replacement Options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, without limiting the rights we have to extend, terminate or amend the Offer, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn.

20. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED ELIGIBLE OPTIONS?

You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Time, on February 25, 2010. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. You may withdraw your election by delivering to us a revised Letter of Transmittal or a facsimile thereof, with the required information while you still have the right to withdraw the tendered Eligible Options. Once you have withdrawn your Eligible Options, you may tender those Eligible Options for exchange only by submitting another Letter of Transmittal with the required information in accordance with the procedures described in the Offer to Exchange and the Letter of Transmittal prior to the expiration of the Offer.

If we do not accept your tendered Eligible Options after the expiration of forty (40) business days from the January 20, 2010 commencement of the Offer, you will have the right to withdraw all of your tendered Eligible Options. (Page 12)

21. WHAT DOES VOXWARE THINK OF THE OFFER?

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for exchange or what the price of our common stock will be in the future. You must make your own decision whether to tender your Eligible Options taking into account your own personal circumstances and preferences.

22. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is January 20, 2010.

The Offer expires at 11:59 p.m., Eastern Time, on February 25, 2010, unless we extend the Offer.

The Replacement Options will be granted, on February 26, 2010, unless we extend the Offer.

23. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you can contact William Levering at (609) 570-6850 or send your questions via email to wlevering@voxware.com.

CERTAIN RISKS OF PARTICIPATING IN THIS OFFER

Participation in this Offer involves a number of potential risks including those described below. In addition, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, highlight the material risks of holding our common stock, and are incorporated herein by reference. You should carefully consider these risks and are encouraged to speak with an investment, tax or legal advisor as necessary before deciding to participate in this Offer.

If you elect to participate in this Offer, the number of shares underlying the Replacement Option you receive in exchange for your tendered Eligible Option will be fewer than the number of shares you would receive upon exercise of that Eligible Option.

The exchange ratio in this Offer is not one-to-one. The number of shares underlying the Replacement Options to be issued to you in exchange for cancellation of your tendered Eligible Options will be determined by dividing the number of shares underlying the canceled Eligible Option by 1.15 and rounding down to the next whole share.

If our stock price increases after the date that your tendered Eligible Options are canceled, the Replacement Options you receive in this Offer may be worth less than the Eligible Options you exchange.

It is possible that, over time, the Eligible Options you currently hold would have a greater value than the Replacement Options that you may receive in this Offer. In other words, if you tender your Eligible Options for exchange and cancellation, and the price of our common stock increases above the exercise prices of your Eligible Options during the term of such Eligible Options, the value of the Replacement Options covering fewer shares of our common stock that you receive in exchange for your tendered Eligible Options may be less than the value of the common stock you would have received upon exercise of your Eligible Options. Therefore, we cannot guarantee that the value of the Replacement Options that you receive in this Offer will be higher than what you would receive if you do not exchange your Eligible Options.

If you elect to participate in the Offer, you should consider the tax consequences.

See Section 14, “Material U.S. Federal Income Tax Consequences,” below for more information about the tax impacts of the Offer. In some countries, the exchange of Eligible Options and/or the grant of Replacement Options may also be a taxable event. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

All option holders should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks.

You are responsible for making sure that your Letter of Transmittal is received by us before the Expiration Date. We intend to confirm the receipt of your initial Letter of Transmittal and any subsequent withdrawals of your Eligible Options by emailing an Election Confirmation Statement to your Voxware email address within two business days after receipt. If you have not received an Election Confirmation Statement in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submissions by contacting Monika Laszkowski at (609) 570-6859 or via email at mlaszkowski@voxware.com. If we do not have a record of receipt of your submission(s), we may request that you show us evidence of those submission(s). We recommend that you keep a copy of your submission(s) in case we ask you for evidence of timely submission.

THE OFFER

1. ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; REPLACEMENT OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer, we will exchange, for Replacement Options to be granted under our 2003 Plan, all Eligible Options that are properly submitted in accordance with Section 4, and that are not otherwise validly withdrawn in accordance with Section 5, before the Expiration Date, as defined below.

Eligible Optionees. Eligible Optionees, for purposes of the Offer, will be limited to all of our current employees, and those of our subsidiaries, including executive officers and non-employee members of our Board of Directors, but excluding those who have resigned or given or received a written notification of their termination. Such individuals may accordingly participate in the Offer to the extent they hold outstanding Eligible Options. Our consultants and advisors are not eligible to participate in the Offer. An individual currently on a personal leave of absence or on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence is eligible to participate in the Offer even if he or she does not return to active status before the Expiration Date of the Offer. Individuals receiving severance or other similar payments from us or one of our subsidiaries, but who are not currently employed by us, are not eligible to participate in the Offer.

For purposes of the Offer, an individual will be treated as having received a “notice of termination” if, at any time before the Expiration Date of the Offer, he or she (i) has received a written notice that we or our subsidiary intends to take the necessary steps to end his or her employment relationship with us or our subsidiary or (ii) in accordance with local laws, has received an offer, has filed or has agreed in writing to file a petition in labor court or has entered into an agreement, in each case to end his or her employment relationship with Voxware or one of its subsidiaries.

If you do not remain an employee of Voxware or a subsidiary of Voxware or a non-employee member of Voxware’s Board of Directors from the date you tender Eligible Options for exchange through the date on which we accept those Eligible Options for exchange and cancellation and the date on which we grant the Replacement Options, you will not receive any Replacement Options, and your tendered Eligible Options will be returned to you. You will then have the limited period of time specified in the applicable stock option agreements in which to exercise those stock options following your termination date. This rule applies regardless of the reason your employment or service terminates, whether as a result of voluntary resignation or involuntary termination, including termination by reason of a reduction in force, death or disability. Acceptance of the Offer does not confer upon you the right to remain in the employment or service of Voxware or any subsidiary of Voxware.

Eligible Options. Eligible Options are all stock options that (i) were granted under the 2003 Plan, (ii) have an exercise price per share equal to or greater than $2.25, (iii) are held by Eligible Optionees and (iv) are outstanding on the Expiration Date. Stock options that have been transferred to a former spouse, a family member or to a trust that an Eligible Optionee has established for family members are not eligible for tender in the Offer. Your individualized Letter of Transmittal included with this Offer lists the Eligible Options you currently hold.

If you are an Eligible Optionee who chooses to tender any Eligible Option pursuant to the Offer, you must tender the entire Eligible Option, not a portion of such Eligible Option; however, if you hold multiple Eligible Options, you are not required to tender all of your Eligible Options in the Offer.

On the Expiration Date, we will cancel all tendered Eligible Options that we accept pursuant to the Offer, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those canceled Eligible Options.

Replacement Options. A Replacement Option will be granted on the Replacement Grant Date in exchange for each Eligible Option that is canceled in the Offer. Each Replacement Option will have an exercise price per share equal to the fair market value of the underlying shares of Voxware’s common stock on such date and will vest in accordance with the vesting schedule currently in place for the Eligible Option it replaces. Consequently, Replacement Options granted in exchange for Eligible Options that are fully vested and exercisable on the Expiration Date of the Offer will be fully vested and exercisable for all of the underlying shares on the Replacement Grant Date, and Replacement Options granted in exchange for Eligible Options that are not fully vested and exercisable on the Expiration Date of the Offer will vest in accordance with the Eligible Option’s original vesting schedule.

Each Replacement Option will be granted under the 2003 Plan and will be subject to a stock option agreement between the tendering Eligible Optionee and Voxware.

The number of shares underlying a Replacement Option granted in exchange for an Eligible Option will be determined by dividing the number of shares of common stock underlying the canceled Eligible Option by 1.15, and then rounding down to the next whole share. The exchange ratio was designed to maintain approximately the same fair value, for accounting purposes, for the Replacement Options as the fair value of the Eligible Options surrendered in the Offer and was calculated using the Black-Scholes option pricing model (as described below in Section 9 (“Source and Amount of Consideration; Terms of Replacement Options”)).

Each Replacement Option will be a nonqualified stock option. See Section 14 (“Material U.S. Federal Income Tax Consequences”) for more information about nonqualified stock options.

Expiration Date. The term “Expiration Date” means 11:59 p.m., Eastern Time, on February 25, 2010, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 (“Extension of Offer; Termination; Amendment”) for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 (“Conditions of the Offer”) for a description of conditions to the Offer.

Additional Considerations. In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board of Directors or management, including a change in the number or term of directors to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;

(i) the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

2. PURPOSE OF THE OFFER.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for these types of employees, particularly in the software industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Voxware, stock options constitute a key part of our incentive and retention programs because our Board of Directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view these existing underwater options that have exercise prices in excess of $2.25 per share as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentive and retention value that our Board of Directors believes is necessary to motivate our employees to increase long-term stockholder value. We believe that the opportunity to exchange Eligible Options for Replacement Options exercisable for fewer shares, together with a new minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance.

In addition to the underwater options having little or no retention value, they also will remain outstanding until they are exercised or expire unexercised. These outstanding options expose our stockholders to potential dilution and may place downward pressure on our stock price even if they are underwater and are not likely to be exercised. This potential dilution and downward pressure caused by outstanding stock options is referred to as overhang. The Offer will reduce outstanding stock options by eliminating underwater options that are currently outstanding. Because Eligible Optionees will receive stock options covering fewer shares than the options surrendered, the number of shares subject to all outstanding equity awards will be reduced.

Finally, we view the Offer as a good alternative to granting additional options at current market prices, thereby increasing the aggregate number of shares subject to outstanding stock options. Such new grants would deplete the current pool of shares available for future grants under the 2003 Plan and could also result in decreased reported earnings, which could negatively affect our stock price.

Upon consideration of a variety of alternatives to incentivize and retain our employees and directors, and based on the reasons discussed above, we concluded that the Offer provides the best vehicle to further these goals.

3. STATUS OF ELIGIBLE OPTIONS NOT TENDERED.

If you choose not to tender for exchange your Eligible Options, those Eligible Options will remain outstanding, and you will continue to hold such Eligible Options in accordance with their terms.

4. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

Proper Tender of Options. Voxware will send you a personalized Letter of Transmittal to use if you wish to tender your Eligible Options. The Letter of Transmittal will contain a personal summary of each Eligible Option that you currently hold, including information relating to the total number of shares that are currently outstanding under each Eligible Option, the number of shares for which the Eligible Option is vested and unvested as of the commencement date of the Offer, the grant date of the Eligible Option and the current exercise price per share in effect for such Eligible Option.

To validly tender your Eligible Options, you must, in accordance with the terms of your Letter of Transmittal, properly complete, duly execute and timely deliver that Letter of Transmittal and any other required documents to us by facsimile, overnight courier or email using the following contact information on or before 11:59 p.m. Eastern Time on the Expiration Date:

By facsimile:	Facsimile number (609) 514-4103.

By overnight courier:	Voxware, Inc.
300 American Metro Boulevard, Suite 155
Hamilton, New Jersey 08619
Attn: Monika Laszkowski

By email:	mlaszkowski@voxware.com.

Responses submitted by any other means, including regular mail, inter-office mail or hand delivery, are not permitted.

We must receive your Letter of Transmittal before 11:59 p.m. Eastern Time on the Expiration Date. If we extend the Offer beyond that time, we must receive your completed and executed Letter of Transmittal before the extended Expiration Date of the Offer.

We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive your properly completed and duly executed Letter of Transmittal prior to the expiration of the Offer, your Eligible Options will not be canceled pursuant to the Offer, and you will not receive any Replacement Options.

The method of delivery of all documents, including Letter of Transmittal and any other required documents, is at the election and risk of the tendering Eligible Optionee. We recommend that you keep a copy of your Letter of Transmittal and record of delivery. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of stock options, and all questions as to the number of shares subject to Eligible Options or to be subject to Replacement Options granted in exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of stock options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to our rights to extend, terminate and amend the Offer, we intend to accept all properly and timely tendered Eligible Options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Letter of Transmittal with respect to any particular Eligible Options or any particular option holder. If we waive a condition of this Offer as to one particular Eligible Optionee, we will waive that condition for all Eligible Optionees. No Letter of Transmittal will be deemed to have been properly submitted until all defects or irregularities have been cured by the participating option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in a Letter of Transmittal, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of the Eligible Options tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. Accordingly, as soon as administratively practicable after the Expiration Date, we will deliver to you a new stock option agreement evidencing each Replacement Option granted in replacement of a tendered Eligible Option.

5. WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5. If your employment or service with us or our subsidiaries terminates prior to the Expiration Date, your tendered Eligible Options will automatically be withdrawn. If automatically withdrawn, you may exercise those Eligible Options only during the limited period for which those Eligible Options remain exercisable following your termination of employment or service as provided in your stock option agreement for such Eligible Options.

You may withdraw your tendered Eligible Options at any time before 11:59 p.m. Eastern Time on the Expiration Date of the Offer by following the procedure outlined below. In addition, unless we accept and replace your Eligible Options before 12:00 midnight, Eastern Time, on March 18, 2010 (the 40th business day after the January 20, 2010 commencement date of the Offer), you may withdraw your tendered Eligible Options at any time thereafter until such time as we accept your tender.

To validly withdraw your tendered Eligible Options, you must deliver to us a properly completed and duly executed Withdrawal Form by facsimile, overnight courier or email using the following contact information:

By facsimile:	Facsimile number (609) 514-4103.

By overnight courier:	Voxware, Inc.
300 American Metro Boulevard, Suite 155
Hamilton, New Jersey 08619
Attn: Monika Laszkowski

By email:	mlaszkowski@voxware.com.

To obtain a copy of the Withdrawal Form, contact Monika Laszkowski at (609) 570-6859 or email your request to mlaszkowski@voxware.com.

YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE ELIGIBLE OPTION.

You may not rescind any withdrawal, and any tendered Eligible Option you subsequently withdraw will no longer be deemed tendered for replacement pursuant to the Offer, unless you properly re-tender that Eligible Option before the Expiration Date by following the procedures described in Section 4. The new tender must be properly completed, signed and dated after both the date of your original Letter of Transmittal and the date of any subsequent Withdrawal Form.

Neither Voxware nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND GRANT OF REPLACEMENT OPTIONS.

Subject to the terms and conditions of the Offer, we will, upon the Expiration Date, accept for replacement all Eligible Options that have been properly tendered and not validly withdrawn prior to the Expiration Date. For each tendered Eligible Option, we will grant a Replacement Option on the next business day, currently scheduled to be February 26, 2010. If we extend the Expiration Date, then the Replacement Options will be granted on the first business day following the extended Expiration Date.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for replacement. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable following the Expiration Date, deliver to you a new stock option agreement evidencing each Replacement Option granted in replacement of a tendered Eligible Option. The stock option agreement will indicate the number of shares subject to such Replacement Option, the exercise price per share and the other terms and conditions governing that Replacement Option.

However, if you are not in the employ or service of Voxware or a Voxware subsidiary on the Expiration Date or on the Replacement Grant Date, then none of your tendered Eligible Options will be replaced, and you will not be entitled to any Replacement Options. The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the original exercise price per share.

7. CONDITIONS OF THE OFFER.

We will not accept in the Offer any stock options held by our consultants or advisors or stock options held by any former spouse, family members or trusts to which options may have been transferred.

In addition, notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options tendered to us for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after January 20, 2010, and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred, and, in our reasonable judgment, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of stock options tendered to us for exchange:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered Eligible Options pursuant to the Offer, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of Voxware or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
  make the cancellation of tendered Eligible Options and the grant of Replacement Options in exchange therefor illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

  delay or restrict our ability, or render us unable, to accept for exchange, or grant Replacement Options for, some or all of the tendered Eligible Options;

  materially impair the benefits we hope to receive as a result of the Offer; or

  materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of Voxware or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
     (c) there shall have occurred:
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  any general suspension of our ability to issue equity under the 2003 Plan or pursuant to the registration statement on Form S-8 registering shares of our common stock for issuance under the 2003 Plan;

  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

  any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operating results, operations or prospects of Voxware or our subsidiaries or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

  any decline in either the Dow Jones Industrial Average, the Nasdaq Capital Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 20, 2010;
     (d) there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof which could or would affect the manner in which we are required for financial accounting purposes to account for the compensation expense against our operating results in connection with the Offer;

     (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
  any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before January 20, 2010;

  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before January 20, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
     (f) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

     (g) any rules, regulations or actions by any governmental authority, the Nasdaq Capital Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Voxware that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion, regardless of the circumstances giving rise to them, at any time prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Should we decide to waive any of the material conditions of the Offer, the Offer will remain open for five (5) business days following the date we announce the waiver. Any determination we make concerning the events described in this Section 7 may be challenged by an Eligible Optionee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

8. PRICE RANGE OF COMMON STOCK.

There is no established trading market for our stock options, including Eligible Options, granted under the 2003 Plan.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “VOXW.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq Capital Market.

	HIGH	LOW
Fiscal Year Ending June 30, 2010
Third Quarter (through January 19, 2010)	$1.76	$1.53
Second Quarter	$2.08	$1.99
First Quarter	$2.99	$1.51
Fiscal Year Ended June 30, 2009
Fourth Quarter	$2.89	$0.75
Third Quarter	$5.52	$0.10
Second Quarter	$4.25	$0.75
First Quarter	$4.57	$1.90
Fiscal Year Ended June 30, 2008
Fourth Quarter	$4.97	$3.52
Third Quarter	$6.00	$4.10
Second Quarter	$6.10	$3.31
First Quarter	$7.45	$3.78

As of January 19, 2010, the closing sale price of our common stock, as reported by the Nasdaq Capital Market, was $1.74 per share.

The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that may or may not have been related or proportionate to the operating performance of those companies.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration. We will grant the Replacement Options under the 2003 Plan in exchange for the Eligible Options properly tendered and accepted for exchange and cancellation by us.

The number of shares of common stock underlying a Replacement Option granted in exchange for a tendered Eligible Option will be determined by dividing the number of shares subject to the applicable tendered Eligible Option by 1.15 and rounding down to the next whole share.

The exchange ratio is based on the fair value of the Eligible Options (based on the Black-Scholes option pricing model) eligible for exchange in the Offer. The Black-Scholes option pricing model is a valuation method which we have used to determine the fair value of the Eligible Options. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the average of the high and low sales prices of our common stock as quoted on the Nasdaq Capital Market, the implied volatility of our common stock, risk-free interest rates, expected dividends and the expected term of an option. The exchange ratio was established based in part by reference to the fair market value of our common stock prior to the start of the Offer and, at that point, would have resulted in a value of the new stock option grant that was approximately equal to the value of the stock option to be tendered for replacement while keeping the Offer as cost neutral to Voxware as possible. We are not able to predict what the closing price our common stock will be on the Replacement Grant Date when the price for the Replacement Options will be established; therefore, we made reasonable assumptions about the eventual new grant price when setting the exchange ratios. Because the exchange ratio is fixed, the value of the old and new stock option grants may not be equal on the Expiration Date, as the exercise price of the Replacement Options will be set on the date those stock options are granted and may differ from the market price prior to the start of the Offer. By establishing the exchange ratio in this manner, we intended to minimize additional compensation expense from the grant of the Replacement Options, other than any compensation expense, which we anticipate to be modest, that may result from fluctuations in our stock price or other variables after the exchange ratio has been established but before the Replacement Options have been granted. The actual accounting consequences of the Offer will depend in part on participation levels and the vesting schedules of the Replacement Options granted.

If we receive and accept for exchange all Eligible Options outstanding as of January 19, 2010, we will grant Replacement Options to purchase approximately 715,238 shares of our common stock. If all Eligible Options are properly tendered and accepted for exchange and canceled, the shares purchasable under Replacement Options granted in exchange will equal approximately 8.9% of the total shares of our common stock outstanding as of January 19, 2010. The shares of common stock subject to tendered Eligible Options that are accepted for exchange and canceled will, after such cancellation, be available for re-grant and issuance under the 2003 Plan.

Terms of Replacement Options. The Replacement Options will be granted under the 2003 Plan and will be evidenced by new stock option agreements between us and each option holder who tenders Eligible Options for exchange in the Offer and whose tendered Eligible Options we accept for exchange and cancellation.

Each Replacement Option will have an exercise price per share equal to the fair market value of the underlying shares of our common stock on the Replacement Grant Date, will have a seven-year term, will be a nonqualified stock option and will vest in accordance with the vesting schedule currently in place for the Eligible Option it replaces. Consequently, Replacement Options granted in exchange for Eligible Options that are fully vested and exercisable on the expiration date of the Offer will be fully vested and exercisable for all of the underlying shares on the Replacement Grant Date, and Replacement Options granted in exchange for Eligible Options that are not fully vested and exercisable on the expiration date of the Offer will vest in accordance with the Eligible Option’s original vesting schedule.

For example, assume that an Eligible Optionee exchanges an Eligible Option to purchase 1,000 shares of common stock. The Eligible Option is vested and exercisable with respect to 750 of the underlying shares, and the remaining 250 shares are scheduled to vest in four successive equal quarterly installments, provided the individual remains in our continued service through each such vesting date. In exchange for the cancellation of the Eligible Option, the Eligible Optionee will receive a Replacement Option which is vested and exercisable with respect to 75% of the underlying shares. The Replacement Option will vest and become exercisable with respect to the balance of the shares in four successive equal quarterly installments upon the Eligible Optionee’s continuation in service through each such vesting date.

The Replacement Options will be subject to the terms and conditions of the 2003 Plan and a new stock option agreement.

The grant of Replacement Options pursuant to the Offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options. The grant of Replacement Options will not form a part of compensation for purposes of calculating any benefits upon termination of employment.

The following description summarizes the material terms of the 2003 Plan. The description of the 2003 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2003 Plan and the form of stock option agreement in effect for the Eligible Options granted under the 2003 Plan. The 2003 Plan and corresponding form of stock option agreement, which will be used to evidence each Replacement Option to be granted in replacement of an Eligible Option, have been filed as exhibits to the Schedule TO. Please contact Monika Laszkowski at (609) 570-6859 or send an email to mlaszkowski@voxware.com to receive a copy of the 2003 Plan and the form of stock option agreement. We will promptly furnish you copies of those documents at our expense.

Types of Awards and Administration. The 2003 Plan allows for grants of stock options, restricted stock awards and restricted stock unit awards. Our Board of Directors has the authority to grant awards to eligible individuals. Our Board of Directors may delegate any or all of its powers under the 2003 Plan to one or more committees or subcommittees. The term “Administrator” as used in this summary, will mean our Board of Directors or committee to the extent each such entity is acting within the scope of its administrative authority under the 2003 Plan.

Share Reserve. An aggregate of 1,784,734 shares of common stock have been reserved for issuance over the term of the 2003 Plan. No participant in the 2003 Plan may receive option grants, restricted stock awards or restricted stock unit awards for more than 350,000 shares per calendar year.

Shares subject to any outstanding options or other awards under the 2003 Plan that expire or otherwise terminate prior to the issuance of shares under those awards, and unvested shares issued under the 2003 Plan and subsequently repurchased by us pursuant to our repurchase rights under the 2003 Plan, will be available for reissuance.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, then equitable adjustments will be made to (i) the maximum number and class of securities issuable under the 2003 Plan, (ii) the maximum number and class of securities for which any one person may be granted options, restricted stock awards and restricted stock unit awards under the 2003 Plan per calendar year, (iii) the number and class of securities and the exercise price per share in effect under each outstanding option granted under the 2003 Plan and (iv) the number and class of securities subject to each outstanding restricted stock unit awarded under the 2003 Plan.

Eligibility. Officers and employees, as well as consultants and other independent advisors in our employ or in the employ of our parent or subsidiaries (whether now existing or subsequently established) and non-employee members of our Board of Directors and the Board of Directors of our parent or subsidiaries are eligible to participate in the 2003 Plan.

Valuation. The fair market value per share of our common stock on any relevant date under the 2003 Plan will be the closing selling price per share on that date on the Nasdaq Capital Market.

Option Grants. Eligible persons may be granted options to purchase shares of our common stock. The Administrator has complete discretion to determine which eligible individuals receive option grants, the time or times when those options are to be awarded, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the award, the maximum term for which any option is to remain outstanding and the status of any granted option as either an incentive stock option or a nonqualified option under the federal tax laws.

Each granted option will have an exercise price determined by the Administrator but will in no event be less than 100% of the fair market value of the shares on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date.

Reorganization Event. In the event of a reorganization event (as defined in the 2003 Plan), outstanding awards under the 2003 Plan will be assumed by the acquiring or successor corporation (or affiliate thereof) or replaced with comparable awards to acquire shares of such corporation. However, if the acquiring or successor corporation (or an affiliate thereof) does not assume or replace the outstanding awards, the awards will accelerate in full as of a specified time prior to the reorganization event and terminate upon the communication of the event. Any shares issued with respect to any such accelerated awards will be subject to the same vesting restrictions applicable to the shares prior to such acceleration. In the event that the stockholders are to receive cash for their shares of common stock pursuant to the reorganization event, the Administrator may cash out the outstanding awards.

For purposes of the 2003 Plan, a “reorganization event” means (i) any merger or consolidation of Voxware with or into another entity as a result of which all of Voxware’s common stock is converted into or exchange for the right to receive cash, securities or other property or (ii) any exchange of all of Voxware’s common stock for cash, securities or other property pursuant to a share exchange transaction.

Stockholder Rights and Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee.

Special Tax Election. The Administrator may provide one or more holders of options outstanding under the 2003 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding tax liability incurred by such individuals in connection with the exercise of those options, the issuance of vested shares or the vesting of unvested shares issued to them. Alternatively, the Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such tax liability.

Amendment and Termination. The Administrator may amend or suspend the 2003 Plan at any time subject to any required stockholder approval. The Administrator may terminate the 2003 Plan at any time, and the 2003 Plan will in all events terminate on the earlier of 10 years from (i) the date on which the Plan was adopted by our Board of Directors or (ii) the date the Plan was approved by our stockholders, but outstanding awards previously granted under the 2003 Plan may extend beyond that date.

Taxation of Nonqualified Stock Options.

An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a nonqualified stock option. In general, an optionee will recognize ordinary income, in the year in which the nonqualified stock option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction will, in general, be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.

If you are subject to the tax laws of a jurisdiction outside of the United States, you should be aware that the tax consequences of that country may apply to you as a result of your receipt, vesting or exercise of an option grant. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are subject to taxation. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

Accounting Treatment.

We adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“ASC 718”) effective July 1, 2006 using the modified prospective transition method. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards ultimately expected to vest. Compensation cost is recognized on a straight-line basis over the service period for all awards granted subsequent to our adoption of ASC 718, as well as for the unvested portions of awards outstanding as of our adoption of ASC 718.

We use the Black-Scholes option pricing model to measure the fair value of our stock options utilizing various assumptions with respect to expected holding period, risk-free interest rates, stock price volatility, and dividend yield. The assumptions are based on subjective future expectations combined with management judgment. Under ASC 718, we are also required to use judgment in estimating the amount of awards that are expected to be forfeited, with subsequent revisions to the assumptions if actual forfeitures differ from those estimates.

10. INFORMATION CONCERNING VOXWARE.

We are a leading provider of software for voice recognition solutions that direct the work of the warehouse workforce. Warehouse workers, wearing headsets with microphones, speak back and forth to our voice applications. Because these workers can now work “hands and eyes free” when performing a wide array of tasks such as picking, putaway, and receiving, worker productivity typically increases while errors can be reduced. Our customers typically increase productivity from 10 to 30% and reduce error rates by 30 to 50%. Our primary software product Voxware 3 offers multiple languages so companies can leverage non-native speaking workers.

Voxware 3 is a unique product in the supply chain market as it combines (i) a studio for designing and configuring voice solutions, (ii) an open, standards-based environment and (iii) a patented software technology for managing speech recognition within a web browser architecture. By using technology that leverages open, web-centric standards to integrate voice solutions within their overall IT infrastructures with a system that is configurable and adaptable, our customers can respond to change rapidly. Thus, we find our customers achieve benefits faster with less cost because they can implement our systems more rapidly with less resources.

A complete voice recognition solution combines software, hardware and professional services. The primary focus and the core of our business is the software component of the solution. Customers may choose from a variety of certified hardware devices, which may or may not be supplied by us. Customers may also choose to have solutions delivered by receiving services from us or from our certified partners that also resell the Voxware solution. Therefore, the software that both enables voice recognition and also facilitates the creation of voice applications or workflows is the foundation of our business.

We sell Voxware 3 primarily to large companies that operate warehouses and distribution centers. Our customers come from a variety of industry sectors, including food service, grocery, retail, consumer packaged goods, automotive parts, third-party logistics, publishing and wholesale distribution. Our technology has the ability to integrate easily with an external warehouse management system, or WMS, or an Enterprise Resource Management System.

We also sell software and some hardware accessories to value-added resellers, or VARs, who in turn develop and deliver voice solutions based on our software for their customers.

Our revenues are generated primarily from software license fees, maintenance fees, professional services and hardware products sales to both our end customers and VARs.

Our sales are generated primarily by our own sales force working directly with the end users of the voice recognition solution. In addition, we have developed partnerships with VARs and WMS companies, both in the United States and in international markets, who are incorporating our voice technology, most notably our Voxware 3 product, into their offerings. The first deliveries of solutions by partners to end customers occurred during fiscal year 2007. However, we believe it takes on average a year or more before new partners begin generating sales to end user customers because partners must complete product integration efforts, become certified to deliver Voxware-based voice solutions and secure customer acceptance of their initial deployments.

We are incorporated in Delaware. Our principal executive offices are located at 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619. Our telephone number is (609) 514-4100.

Financial information. The tables set forth in Schedule I to this document contain selected consolidated financial operating data for Voxware. The selected historical statement of operations data for the fiscal years ended June 30, 2009 and June 30, 2008, and the quarters ended September 30, 2009 and September 30, 2008, and the selected historical balance sheet data as of June 30, 2009, June 30, 2008, September 30, 2009 and September 30, 2008 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 which have been audited by BDO Seidman, LLP, independent registered public accounting firm, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2009 and September 30, 2008.

The information presented in Schedule I should be read together with our consolidated financial statements and the notes related thereto as well as Item 7 of the Form 10-K entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations, which is incorporated herein by reference.

See Section 17 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of the members of our Board of Directors and executive officers as of January 19, 2010 is attached as Schedule II to this document. As of October 27, 2009, our current executive officers and directors as a group held stock options under our 2003 Plan to purchase a total of 580,742 shares of our common stock. That number represented approximately 52% of the aggregate number of shares of our common stock subject to all stock options outstanding under our 2003 Plan as of that date.

Attached to the Offer on Schedule III is a table indicating the beneficial ownership of our common stock by our executive officers and directors as of October 27, 2009.

During the 60-day period ended January 19, 2010:
  we have granted options with respect to 5,000 shares of our common stock, of which stock options to purchase 5,000 shares were granted to our directors and executive officers;

  no individuals have exercised stock options to acquire shares of our common stock;

  stock options with respect to an aggregate of 250 shares under our 2003 Plan were canceled or expired, none of which were held by our directors and executive officers;

  executive officers and directors did not purchase any shares of our common stock on the open market;

  executive officers and directors did not sell any shares of our common stock;

  executive officers and directors received restricted stock units covering an aggregate of 30,000 shares of our common stock; and

  executive officers and directors were issued an aggregate of 19,353 shares of our common stock underlying restricted stock units that vested during this period.
The following executive officers and members of our Board of Directors were parties to the foregoing transactions involving our common stock conducted during the 60-day period ended January 19, 2010:
  On December 10, 2009, the following members of our Board of Directors each received an option to purchase 1,000 shares of our common stock with an exercise price of $1.56 per share: Joseph A. Allegra, Donald R. Caldwell, Don Cohen, Robert Olanoff and David J. Simbari.

  On December 10, 2009, Richard G. Napoli received a restricted stock unit award covering 30,000 shares of our common stock.

  The following executive officers were issued shares of our common stock underlying restricted stock units that vested during the 60-day period ended January 19, 2010 as follows:
Name	Number of Shares Issued Upon Vesting of Restricted Stock Units
Scott J. Yetter	8,334
Charles J. Rafferty	3,048
Stephen J. Gerrard	3,048
William G. Levering III	1,875
Krishna Venkatasamy	3,048
TOTAL	19,353

There are no other persons controlling Voxware.

Except as otherwise described above and other than stock option grants and other stock-based awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding stock options to purchase our common stock or in our common stock that were effected during the 60-day period ended January 19, 2010 by Voxware or by any current executive officer, director, affiliate or subsidiary of Voxware.

12. STATUS OF STOCK OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

All tendered Eligible Options that are accepted for exchange will be canceled. The shares subject to those canceled stock options will, after such cancellation, be available for re-grant and issuance under the 2003 Plan and will fund the reserve required to carry out the stock option exchange that is the subject of the Offer. To the extent those shares exceed the reserve necessary for issuance upon the exercise of the Replacement Options to be granted in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law, the rules of the Nasdaq Capital Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Under ASC 718, the exchange of Eligible Options in accordance with the Offer will be treated as an exchange of the original awards for new awards. Accordingly, we will recognize the unamortized compensation cost of the canceled Eligible Options, as well as the incremental compensation cost of the Replacement Options granted in the Offer, ratably over the vesting period of the Replacement Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option granted to our and our subsidiaries’ employees and non-employee members of our Board of Directors in exchange for a canceled Eligible Option, measured as of the Replacement Grant Date, over the fair value of the canceled Eligible Options in exchange for the Replacement Options, measured immediately prior to the cancellation. Because it is intended that the exchange ratio will result in the fair value of canceled Eligible Options being approximately equal to the fair value of the Replacement Options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Offer. If an expense exists for vested options exchanged as determined above, we will expense such costs on the date of the modification. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of employment, the incremental compensation cost for the forfeited Replacement Options will not be recognized.

Because these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Offer.

13. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our canceling tendered Eligible Options and granting Replacement Options in replacement thereof, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the cancellation of tendered Eligible Options and grant of Replacement Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to delay the acceptance of the tendered Eligible Options for replacement or the grant of the Replacement Options pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.

14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the tender of Eligible Options pursuant to the Offer and the grant of Replacement Options in exchange. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

Tender of Eligible Options for Cancellation and Grant of Replacement Options. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender. The cancellation of a tendered Eligible Option and the grant of a Replacement Option will not be a taxable event for U.S. federal income tax purposes.

Taxation of Nonqualified Stock Options. An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a nonqualified stock option. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.

Foreign Taxation. If you are subject to the tax laws of a jurisdiction outside of the United States, you should be aware that tax consequences of such country may apply to you as a result of your receipt, vesting or exercise of an option grant for our common stock and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of a jurisdiction outside of the United States, you should review the summary applicable to such foreign jurisdiction.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax and other consequences of participating in the Offer.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for cancellation and replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for cancellation and replacement upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for replacement is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, such amendment will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform Eligible Optionees of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten (10) business days after the date of such notification:

(i)	we increase or decrease the amount of consideration offered for the Eligible Options, or

(ii)	we decrease the number of Eligible Options eligible to be tendered in the Offer.

16. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for exchange pursuant to this Offer.

17. ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Options for exchange:

1.	our annual report on Form 10-K for our fiscal year ended June 30, 2009;

2.	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009;

3.	our current report on Form 8-K filed with the SEC on July 1, 2009; our current report on Form 8-K filed with the SEC on July 24, 2009; our current report on Form 8-K filed with the SEC on September 15, 2009; our current report on Form 8-K filed with the SEC on December 15, 2009; and

4.	our registration statement on Form 8-A filed with the SEC on September 20, 1996 pursuant to Section 12(g) of the 1934 Act, in which there is described the terms, rights and provisions applicable to our common stock, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-021403. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Voxware, Inc.
300 American Metro Boulevard, Suite 155
Hamilton, New Jersey 08619
Attn: Monika Laszkowski

The information relating to Voxware in this document should be read together with the information contained in the documents to which we have referred you.

18. FORWARD LOOKING STATEMENTS.

This document, our SEC reports referred to above and the documents incorporated by reference into this document include “forward-looking statements.” When used in this document, words such as “can be,” “expects,” “plans,” “may,” “may affect,” “may depend,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “if” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and similar words and phrases

Certain factors that could cause actual results to differ from those projected are discussed in our Annual Report on Form 10-K, including those set forth in “Item 1A Risk Factors,” which are incorporated herein by reference. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal.

Voxware, Inc.	January 20, 2010

SCHEDULE I

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF VOXWARE, INC.

	Fiscal Year Ended		Three Months Ended
	June 30,		September 30,
	2009	2008	2009	2008
			(unaudited)
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Revenues	$14,527	$23,384	$2,747	$3,254
Gross Profit	$8,232	$13,831	$1,682	$1,579
Income from Operations	$(4,795)	$568	$(1,205)	$(1,967)
Income Before Income Taxes	$(4,823)	$592	$(1,215)	$(1,970)
Net Income	$(4,826)	$585	$(1,215)	$(1,970)
Net Income Per Share
Basic	$(0.74)	$0.09	$(0.15)	$(0.30)
Diluted	$(0.74)	$0.08	$(0.15)	$(0.30)
Weighted Average Shares
Basic	6,532	6,417	8,012	6,493
Diluted	6,532	7,139	8,012	6,493

	Jun. 30, 2009	Jun. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
			(unaudited)
	(in thousands, except per share data)
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Current Assets	$8,626	$10,713	$6,790	$7,847
Non-Current Assets	$638	$979	$571	$889
Total Assets	$9,264	$11,692	$7,361	$8,736
Current Liabilities	$5,431	$6,914	$4,444	$5,473
Non-Current Liabilities	$248	$480	$214	$624
Total Liabilities	$5,679	$7,394	$4,658	$6,097
Total Stockholders’ Equity	$3,585	$4,298	$2,703	$2,639
Total Liabilities and Stockholders’ Equity	$9,264	$11,692	$7,361	$8,736

Book value per common share	$0.45	$0.66	$0.34	$0.41

The following table shows our historical ratio of earnings to fixed charges for our two most recent fiscal years and the quarters ended September 30, 2009 and September 30, 2008:

	Fiscal Year Ended		Three Months Ended
	June 30,		September 30,
	2009	2008	2009	2008
Ratio of earnings to fixed charges	(171.30)	23.7	(120.50)	(655.70)

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax plus fixed charges and minority interest. Fixed charges consist of interest expense (whether expensed or capitalized), amortization of debt expenses, discount and premium, preferred dividends and a portion of rental expense estimated to be attributable to interest.

1

SCHEDULE II

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
VOXWARE, INC.

The members of the Voxware, Inc. Board of Directors and the Voxware, Inc. executive officers and their respective positions and offices as of January 19, 2010, are set forth in the following table:

NAME	POSITION AND OFFICES HELD
Scott J. Yetter	President, Chief Executive Officer and Director
Stephen J. Gerrard	Vice President Marketing and Strategic Planning
William G. Levering III	Vice President and Chief Financial Officer, Treasurer and Secretary
Charles K. Rafferty	Vice President and General Manager, North American Operations
Krishna Venkatasamy	Vice President, Product Strategy and Management
David Vetter	Chief Technology Officer
Richard G. Napoli	Vice President, Product Development
Joseph A. Allegra	Director and Chairman of the Board
James L. Alexandre	Director
Donald R. Caldwell	Director
Don Cohen	Director
Robert Olanoff	Director
David J. Simbari	Director

The address of each director and executive officer is c/o Voxware, Inc., 300 American Metro Boulevard, Suite 155 Hamilton, New Jersey 08619.

1

SCHEDULE III

BENEFICIAL OWNERSHIP OF VOXWARE
SECURITIES BY VOXWARE DIRECTORS AND EXECUTIVE OFFICERS AS OF OCTOBER 27, 2009

The following table shows the holdings of our common stock as of October 27, 2009 by each director and each executive officer of Voxware, Inc.

	Amount and Nature of	Percent of
Name of Beneficial Owner (1)	Beneficial Ownership (1)(2)	Class (1)
Directors (which includes all nominees) and Named Executives:
Joseph A. Allegra (3)	3,811,294	43.12%
Donald R. Caldwell (4)	2,429,978	28.90%
James L. Alexandre (5)	111,333	1.39%
Robert Olanoff (6)	7,417	**
Don Cohen (7)	4,333	**
David J. Simbari (8)	3,584	**
Charles K. Rafferty (9)	121,806	1.50%
Stephen J. Gerrard (10)	102,252	1.26%
Scott J. Yetter (11)	300,661	3.64%
All directors and current executive officers as a group (13 persons)	7,071,882	72.13%

____________________
** Less than 1% of outstanding shares of our common stock.

(1) Number of shares beneficially owned and percent of class are determined by assuming that options or other common stock equivalents that are held by such person or group (but not those held by any other person or group) and which are exercisable or convertible within 60 days have been exercised or converted.

(2) We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(3) Includes 2,999,156 shares of Common Stock and 801,388 shares of Common Stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P. The reporting person is a general partner of Edison Venture Fund V, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes 10,750 shares of Common Stock issuable upon the exercise of stock options issued to Mr. Allegra.

(4) Includes 904,480 shares of Common Stock and 257,605 shares of Common Stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P., and 1,142,857 shares of Common Stock and 114,286 shares of Common Stock issuable upon exercise of Common Stock warrants held by Co-Investment Fund II, L.P. Also includes 10,750 shares of Common Stock issuable upon the exercise of stock options issued to Mr. Caldwell. The reporting person is a general partner of Cross Atlantic Technology Fund II, L.P. and Co-Investment Fund II, L.P., and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(5) Includes 104,166 shares of Common Stock and 7,167 shares of Common Stock issuable upon the exercise of stock options.

(6) Reflects 7,417 shares of Common Stock issuable upon the exercise of stock options.

(7) Reflects 4,333 shares of Common Stock issuable upon the exercise of stock options.

(8) Reflects 3,584 shares of Common Stock issuable upon the exercise of stock options.

(9) Includes 18,524 shares of Common Stock purchased from Restricted Stock Units, 100,233 shares of Common Stock issuable upon the exercise of stock options and 3,049 vested and undelivered Restricted Stock Units.

(10) Includes 16,691 shares of Common Stock purchased from Restricted Stock Units, 20,000 shares of Common Stock, 62,512 shares of Common Stock issuable upon the exercise of stock options, and 3,049 vested and undelivered Restricted Stock Units.

(11) Includes 61,125 shares of Common Stock purchased from Restricted Stock Units, 227,036 shares of Common Stock issuable upon the exercise of stock options and 12,500 vested and undelivered Restricted Stock Units.